Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

THE PBSJ CORPORATION

ARTICLE I

DEFINITIONS

Section 1. As used in these Bylaws, unless the context otherwise required, the term:

“Subsidiary” means a company of which 50% or more of its stock is owned by The PBSJ Corporation.

“Affiliate” means a person or group of people that controls, is controlled by, or is under common control with, the Corporation.

“FBCA” means the Florida Business Corporation Act, as amended from time to time.

“Stock Ownership Plan” shall mean that Plan approved by the Board of Directors, as amended from time to time, which sets out the parameters for stock ownership.

Section 2. Principal Office. The principal office for the transaction of business of the corporation shall be at 5300 W. Cypress Street, Suite 200, Tampa, Florida. The Board is hereby granted full power and authority to change said principal office from one location to another.

Section 3. Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Florida, as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE II

MEETING OF SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of the Shareholders of this Corporation shall be held annually, within 120 days after the end of the Corporation’s fiscal year, or on such date and at such time and place as may be designated by resolution of the Board. Business transacted at the annual meeting shall include the election of directors of the Corporation and such other business as may properly come before the shareholders.

For business to be properly requested by a shareholder to be brought before an annual meeting, (i) the shareholder must be a shareholder of record of the Company at the time of the giving of the notice for such annual meeting provided for in these Bylaws, (ii) the shareholder must be entitled to vote at such meeting, (iii) the shareholder must have given timely notice thereof in writing to the Secretary and (iv) if the shareholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided the Company with a Proposal Solicitation Notice, as that term is defined in this Section 1, such shareholder or beneficial owner, at its own expense, must have delivered a proxy statement and form of proxy (which includes the Proposal Solicitation Notice) to the holders of at least the percentage of Company shares entitled to vote that is required to approve such business that the shareholder proposes to bring before the annual meeting.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than 30 calendar days prior to or after the anniversary of the preceding year’s annual meeting, notice by the shareholder must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the later of (x) the 90th calendar day prior to such annual meeting or (y) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and series and number of shares of capital stock of the Company that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings among such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, (E) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of Company shares entitled to vote that is required to approve the proposal (an affirmative statement of such intent, a “Proposal Solicitation Notice”), and (F) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Notwithstanding the foregoing provisions of this Section 1, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”) with respect to the matters set forth in this Section 1. For purposes of this Section 1, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act or furnished by the Company to shareholders. Nothing in this Section 1 will be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule l4a-8 under the Exchange Act.

Section 2. Special Meetings. Special meetings of the Shareholders for any purpose or purposes may be called by the Board, by a committee of the Board that has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in these Bylaws, include the power to call such meetings, or by the Chairman of the Board, or when requested in writing by the holders of not less than 10% of all the shares entitled to vote at such meetings. A meeting requested by Shareholders shall be called for at a date not less than ten nor more than sixty days after the request is made unless the Shareholders requesting the meeting designate a later date. The call for the meeting shall be issued by the Secretary, unless the Chairman, Board of Directors, authorized Board Committee or Shareholders requesting the calling of the meeting shall designate another person to do so.

At a special meeting of the shareholders, only such business may be conducted or considered as is properly brought before the meeting. A Shareholder’s notice to the Secretary or such other properly designated person shall set forth as to each matter the Shareholder proposes to bring before the special meeting including (a) a brief description of the business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (b) the name of the Shareholder proposing such business and the number of fully vested common shares owned by the Shareholder, and (c) in the event that any proposed action consists of or includes a proposal to amend these Bylaws, the language of the proposed amendment. If the Chairman of the special meeting determines that any business was not properly brought before the meeting in accordance with the provisions of this Section, he or she shall so declare to the meeting and such business shall not be transacted.

Section 3. Place. Meetings of Shareholders shall be held at the Principal Office of the Corporation or at any other place designated by the Board.

Section 4. Fixing Record Date. For the purpose of determining Shareholders entitled to notice of, or to vote at, any meeting of Shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining Shareholders entitled to receive payment of any dividend or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of Shareholders. Such date shall not be more than 60 nor less than 10 days before the date of such meeting.

Section 5. Notice. Except as otherwise required by law, notice of each meeting of the shareholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the meeting, either personally or by first class mail, or electronic mail.

Notice given as provided above shall be deemed given to the shareholder as follows: (i) if by personal delivery, when delivered to the shareholder; (ii) if by mail, when deposited in the United States mail; (iii) if by facsimile, when directed to a number at which the shareholder has consented to receive notice; (iv) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (v) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and (vi) if by any other form of electronic transmission, when directed to the shareholder. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Except as otherwise expressly required by law, no publication of any notice of a meeting of the shareholders shall be required. Every notice of a meeting of the shareholders shall state the place, date and hour of the meeting, and, in the case of a special meeting, shall also state the purpose or purposes for which the meeting is called. If mailed, such notice shall be directed to each such shareholder at his address, as it appears on the records of the shareholders of the Corporation, unless he shall have previously filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which event, it shall be mailed to the address designated in such request.

Notice of any meeting need not be given to any shareholder who submits a signed waiver of notice either before or after a meeting. The attendance of any shareholder at a meeting, in person or by proxy, shall constitute a waiver of notice by such shareholder.

Section 6. Notice of Adjourned Meeting. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting, provided that the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and any business which might have been transacted on the original date of the meeting may be transacted at the adjourned meeting. If, however, after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in this Article to each Shareholder of record on the new record date entitled to vote at such meeting.

Section 7. Shareholder Quorum and Voting. The presence of the holders of a majority of the shares of issued and outstanding common stock and entitled to vote, represented in person or by proxy, at the beginning of the meeting shall constitute a quorum for holding all meetings of shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the Shareholders unless otherwise provided by law.

If it shall appear that such quorum is not present or represented by proxy at any meeting of shareholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time until a quorum shall be present or represented. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. The chairman of the meeting may determine that a quorum is present based upon any reasonable evidence of the presence in person or by proxy of shareholders holding a majority of the outstanding votes, including without limitation, evidence from any record of shareholders who have signed a register indicating their presence at the meeting.

At all meetings of shareholders, when a quorum is present, a majority of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote shall be sufficient to decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Such vote may be by voice vote or by written ballot; provided however, that no vote at any meeting of shareholders need be by written ballot unless the Board, in its discretion, or the officer of the Corporation presiding at the meeting, in his or her discretion, specifically directs the use of a written ballot. The withdrawal of any shareholder after the commencement of a meeting shall have no effect on the existence of a quorum, after a quorum has been established at such meeting.

Section 8. Voting of Shares. Each outstanding share of voting common stock shall be entitled to one vote on each matter submitted to a vote at a meeting of Shareholders.

Section 9. Proxies. Each shareholder entitled to vote at a meeting of shareholders may authorize in writing another person or persons to act for such holder by proxy, but no proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period of time for which it is to continue in force. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

Section 10. Action by Shareholders Without a Meeting. No action shall be taken by the shareholders except at an annual or special meeting of shareholders. The power of the shareholders to consent in writing without a meeting to the taking of any action is specifically denied.

Section 11. Judges of Elections. The Board may retain an independent administrator to collect and report the number of shares represented at the meeting and entitled to vote, shall conduct the voting and accept the votes and when the voting is completed shall ascertain and report the number of shares voted respectively for and against each position upon which a vote is taken by ballot.

Section 12. Conduct of Meetings of Shareholders. Subject to the following, meetings of shareholders generally shall follow accepted rules of parliamentary procedure:

(a) The chairman of the meeting shall have absolute authority over matters of procedure and there shall be no appeal from the ruling of the chairman. If the chairman, in his absolute discretion, deems it advisable to dispense with the rules of parliamentary procedure as to any one meeting of shareholders or part thereof, the chairman shall so state and shall clearly state the rules under which the meeting or appropriate part thereof shall be conducted.

(b) If disorder should arise that prevents continuation of the legitimate business of the meeting, the chairman may quit the chair and announce the adjournment of the meeting; and, upon his so doing, the meeting shall be immediately adjourned.

(c) The chairman may ask or require that anyone not a bona fide shareholder or proxy leave the meeting.

(d) A resolution or motion shall be considered for vote only if proposed according to Section 1 or Section 2 of this Article II.

ARTICLE III

DIRECTORS

Section 1. General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board.

Section 2. Presumption of Assent. A director of the Corporation who is present at a meeting of the Board at which action on any corporate matter is taken is presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 3. Number. The Corporation shall have at least seven (7) directors. The Board of Directors shall have the power by resolution to fix the number of directors and from time to time to increase or decrease the number of directors but not fewer than seven (7). The directors shall be a combination of executive directors and not fewer than three (3) independent directors (as defined in the Company’s Corporate Governance Guidelines).

Section 4. Election and Terms. At each annual meeting, the Shareholders shall elect directors to hold office until the next succeeding annual meeting. Each director shall hold office for a term to which he is elected or until his earlier resignation, removal from office, long-term disability, or death.

Section 5. Chairman and Vice Chairman. The Board shall choose, from among its members, a Chairman, who shall preside at all Shareholder meetings and all Board meetings. The Chairman shall serve as the agent for the directors in all matters falling within the scope of the resolutions adopted by the directors, and he shall have such other duties as are provided by the Bylaws or by resolution of the Board unless otherwise specified by resolution of the Board. He shall serve as Chairman until a successor is chosen or until his earlier death, resignation or removal.

The Board may choose, from among its members, a Vice Chairman who shall have the same powers and duties as the Chairman in the Chairman’s absence.

Section 6. Compensation. The Board shall have the authority to fix the compensation of directors. The Board may also provide that the Corporation shall reimburse each such director for reasonable and necessary expenses incurred by him on account of his attendance at any meetings of the Board or Committees of the Board. Nothing contained in this Section shall preclude any director from serving the Corporation or any subsidiary or Affiliate thereof in any other capacity and receiving proper compensation therefor.

Section 7. Vacancies. Any vacancies occurring in the Board, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall hold office only until the next election of directors by the Shareholders. In the event that such vacancy occurs fewer than six (6) months prior to the next regular shareholders meeting, the Board has the option of leaving said vacancy until the next regular shareholders meeting.

Section 8. Resignation; Removal of Directors. Any director may resign at any time by written notice to the Corporation. Such resignation shall take effect at the time specified therein, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.

At a meeting of Shareholders called expressly for that purpose, any director or the entire Board may be removed, with or without cause, by a vote of the holders of a majority of the shares, present in person or by proxy, then entitled to vote at an election of directors.

Section 9. Quorum and Voting. Except as otherwise provided in these Bylaws or by applicable law, the presence of a majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board. Except as otherwise provided by these Bylaws or by applicable law, all matters shall be decided at any such meeting, a quorum being present, by the affirmative votes of a majority of the directors present. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board and the individual directors shall have no power as such. The act of a majority of Directors present at a meeting where a quorum is present shall be the act of the Board.

Section 10. Executive and Other Committees. The Board may, by resolution adopted by a majority of the full Board, create one or more committees each of which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board, except as provided by law. There shall be three (3) standing committees: (i) Audit, (ii) Compensation and (iii) Nominating. Each committee shall consist of two or more of the directors of the Corporation and the Audit, Compensation and Nominating committees shall consist solely of Independent Directors. Each committee shall have such title as may be determined from time to time by resolution adopted by the Board and shall keep minutes of its meetings and report to the Board when required. Each committee shall establish a charter and rules for the conduct of its business which charter and rules shall be subject to approval by the Board.

Section 11. Annual Meetings. The Board shall hold an annual meeting for purposes of the election of officers and the transaction of other business. The annual meeting of the Board shall be held at such time and place as is specified in a notice given as provided in Section 13 of Article III of the Bylaws for special meetings of the Board or in a waiver of notice thereof. When practicable, such meetings shall be held on the day when, and at the place where, the annual meeting of Shareholders for the election of directors is held.

Section 12. Place of Meeting. Regular and special meetings of the Board shall be held at the Principal Office of the Corporation or at such other place as may be designated by the person or persons giving notice or otherwise calling the meeting.

Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

Section 13. Time of Meeting. Regular meetings of the Board shall be held without notice at the time and on the date designated by resolution of the Board. Written notice of the time and place of special meetings of the Board shall be given to each director by personal delivery, telegram or cablegram at least two (2) days before the meeting.

Notice of a meeting of the Board need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of that meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, objection to the transaction of business because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of the meeting.

A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board to another time and place. Notice of any adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

Meetings of the Board may be called by the Chairman, the CEO of the Corporation or by any two directors.

Section 14. Action Without a Meeting. Any action required to be taken at a meeting of the Board, or any action which may be taken at a meeting of the Board or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken and signed by all the directors or all the members of the committee, as the case may be, is filed in the minutes of the proceedings of the Board or of the committee. This consent shall have the same effect as a unanimous vote.

Section 15. Emergency Management Committee. The Board of Directors, by resolution, may provide for an Emergency Management Committee and appoint members or designate the manner in which membership of the Committee shall be determined. The emergency powers granted hereunder shall be operative during any emergency resulting from an attack on the United States or during any nuclear or atomic disaster or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee thereof cannot readily be convened for action (an “emergency condition”). Said Committee shall have and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation. It shall act only during such emergency condition and so long as the number of Directors able to act shall have been reduced to fewer than four, and until a Board of Directors has been elected by the stockholders. Such Committee shall meet as promptly as possible after the commencement of such an emergency condition as would activate the Committee and at such subsequent time or times as it may designate until a Board of Directors has been duly elected. Such Committee shall as the first order of business elect an Emergency Executive Committee from among its members and a chairman thereof, who shall be the chief executive officer of the Corporation. Such Executive Committee shall function in the same manner and possess the same powers as the Executive Committee of the Board of Directors, as provided in Article III of these Bylaws, and shall have as many members as shall be provided by resolution of the Board. Such Committees shall make their own rules of procedure except to the extent otherwise provided by resolution of the Board. A majority of the members of the Committees able to act shall constitute a quorum. The physical presence of a member shall not be required if his vote on an action to be taken can be obtained by available means of communication. Any vacancy occurring in said Committees caused by resignation, death or other incapacity may be filled by a majority of the remaining members of the Emergency Management Committee and any member so chosen shall serve until a Board of Directors has been duly elected.

ARTICLE IV

OFFICERS

Section 1. Officers. The officers of this Corporation shall consist of a Chairman, CEO, such number of Executive Vice Presidents, Senior Vice Presidents and Vice Presidents as the Board may designate, a Secretary, a Treasurer, CFO, and such other officers as the Board may determine. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board from time to time and they shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any two or more offices may be held by the same person, except that the CEO may not also be the Secretary or an Assistant Secretary.

Section 2. Compensation. Salaries or other compensation of the officers may be fixed from time to time by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he is also a director.

Section 3. Chairman. The Chairman of the Board shall have such duties as may be specifically assigned to him by the Board from time to time. The Chairman shall preside at all meetings of the Board and of the Shareholders of the Corporation.

Section 4. Chief Executive Officer (CEO). Subject to the direction and control of the Board, the CEO shall be the chief executive officer of the Corporation, shall have general and active management of the business and affairs of the Corporation; shall ensure that all orders and resolutions of the Board are carried into effect; shall, in the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, preside at all meetings of the shareholders and the Board; and shall exercise all powers and perform all duties incident to the office of the CEO and such other powers and duties as may from time to time be assigned to him by the Board or as may be prescribed by these Bylaws or the Board.

Section 5. President. In the absence of the CEO or in the event of the inability or refusal of the CEO to act, the President shall perform all duties of the CEO, and when so acting shall have all of the powers of and be subject to all the restrictions upon, the CEO. The President shall have such other powers and perform such other duties as from time to time may be prescribed by the CEO, the Board or the Bylaws.

Section 6. Executive Vice President. In the absence of the CEO and the President or in the event of the inability or refusal of the CEO and the President to act, the Executive Vice Presidents, if any, (in the order of their rank, as specified by the Board, or in the absence of such specification then in the order of their elections) shall perform all duties of the CEO, and when so acting shall have all of the powers of and be subject to all the restrictions upon, the CEO. The Executive Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them by the CEO, the Board or these Bylaws.

Section 7. Senior Vice Presidents and Vice President. In the absence of the Executive Vice Presidents or in the event of the inability or refusal of the Executive Vice Presidents to act, the Senior Vice Presidents, if any, or if none, the Vice Presidents, in order of their rank, as specified by the Board, or in the absence of such specification, then in the order of their election shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Senior Vice Presidents and Vice Presidents shall have such other powers and perform such other duties as may from time to time be prescribed for them by the President, the Board or these Bylaws.

Section 8. Secretary. The Secretary shall have the custody of and shall maintain all of the corporate records except the financial records; shall record the minutes of all meetings of the Shareholders and Board and shall perform like duties for the standing and special committees of the Board when required; shall send out all notices of meetings; and perform such other duties as may be prescribed by the Board, Chairman or CEO under whose supervision he shall act. He shall have custody of the corporate seal of the Corporation and he, or an assistant secretary, shall have authority to affix the same to an instrument requiring it and, when so affixed, it may be attested by his signature or the signature of such assistant secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing of his signature.

Section 9. Treasurer/ CFO. The Treasurer/CFO shall have custody of all corporate funds and financial records; shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of the Shareholders and whenever else required by the Board or President; and shall perform such other duties as may be prescribed by the Board or President.

Section 10. Removal of Officers. An officer or agent elected or appointed by the Board may be removed by the Board, either with or without cause, whenever in its judgment the best interest of the Corporation will be served thereby.

ARTICLE V

STOCK CERTIFICATES

Section 1. Issuance. Shares of the Corporation’s stock may be certificated or uncertificated (electronic file): provided, that every owner of stock of the Corporation shall be entitled to have a certificate or certificates, to be in such form as the Board shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by him. Except as provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical. A record shall be kept of the respective names of the persons owning the Corporation’s stock whether or not represented by such certificates, the number and class of shares owned thereby, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Upon a holder’s request, the Corporation shall provide evidence of any equivalent uncertificated shares. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificated or uncertificated share or shares shall be issued in exchange for any existing certificate until such existing certificate shall have been cancelled, except in cases provided for in Section 4.

Section 2. Form. Certificates representing shares in this Corporation shall be signed by the Chairman, or any Vice President, if any, and the Secretary or any Assistant Secretary, if any, and may be sealed with the seal of this Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or registrar other than the Corporation itself or an employee of the Corporation.

Section 3. Transfer of Stock. The Corporation shall register a stock certificate presented to it for transfer if the certificate is properly endorsed by the holder of record or by his duly authorized attorney in fact.

Section 4. Lost, Stolen, or Destroyed Certificates. If a Shareholder shall claim to have lost or destroyed a certificate of shares issued by the Corporation, or that such certificate has been stolen, a new certificate shall be issued upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and, at the discretion of the Board, upon the deposit of a bond or other indemnity in such amount and with such sureties, if any, as the Board may reasonably require.

Section 5. Failure to Surrender Certificates. When a Shareholder is required to surrender his/her stock certificate(s) for redemption as provided in these by-laws, it shall be done within 30 days of the triggering event unless otherwise approved by the Board. The redemption price for such shares shall be the established per share price at the time of the triggering event. If after notice to the Shareholder by certified mail or its equivalent, the Shareholder fails to surrender said certificate(s), the Corporation may redeem said shares or arrange for the shares to be purchased by other parties as provided in these bylaws.

ARTICLE VI

BOOKS AND RECORDS

Section 1. Books and Records. The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its Shareholders, Board and committees established by the Board.

This Corporation shall keep at its registered office or Principal Office a record of its Shareholders, giving the names and addresses of all Shareholders and the number of the shares held by each.

Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

Section 2. Shareholders’ Inspection Rights. Any person who shall have been a holder of record of the Corporation or of voting trust certificates therefor, for at least six months immediately preceding his demand, upon written demand stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose its relevant books, minutes and records of Shareholders and to make extracts therefrom.

ARTICLE VII

DIVIDENDS

The Board may from time to time declare, and the Corporation may pay, dividends on its shares in cash, property or its own shares, except when the Corporation is insolvent or when the payment thereof would render the Corporation insolvent, subject to the provisions of the FBCA.

ARTICLE VIII

ISSUANCE, SALE AND REDEMPTION OF SHARES

Section 1. Issuance and Sale by Corporation; Authority/Consideration.

(a) Issuance and Sale by Corporation; Authority. The Board shall establish a Stock Ownership Plan consistent with this Article VIII. Shares of the Corporation shall be issued and sold only in accordance with the Stock Ownership Plan or another employee benefit plan established by the Board. The Board shall establish a stock sales/redemption window at least once per year or more frequently, as described in the Stock Ownership Plan. Except as provided below, shares may be owned only by full- time or Part-Time Regular (PTR) employees of the Corporation, its Subsidiaries, or any Affiliate thereof, The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust, Part I of which is The PBSJ Employee Profit Sharing Plan and Trust and Part II of which is The PBSJ Employee Profit Sharing and Stock Ownership Plan (ESOP), or personal trusts of Shareholders if approved by the Board. The Board shall have the authority to permit a non-employee to own shares in the Corporation who is (i) a director of the Corporation or (ii) a retired employee who has performed services for the Corporation or an Affiliate of the Corporation and whose continued ownership is part of an extended buy-out agreement with the Corporation.

(b) Consideration. The consideration for all such shares shall be determined as provided in Paragraph (a) of Section 3 of this Article VIII. Unless otherwise approved by the Board, shares shall not be issued by the Corporation until the full amount of consideration therefor has been paid.

(c) Restricted Stock. The Board of Directors may adopt policies and plans for the issuance of Restricted Stock in accordance with the Stock Ownership Plan.

(d) Preferred Stock and Stock Options. The Board of Directors may adopt policies and plans for the issuance of Preferred Stock and Stock Options including but not limited to those set forth in the Stock Ownership Plan.

Section 2. Redemption by Corporation.

(a) Rule. Except as provided in paragraph (b), below, of this Section 2, when a Shareholder’s employment or service as a director with the Corporation is terminated completely for any reason whatsoever, including death, the Shareholder, his guardian, heirs, trustee, beneficiaries, or personal representative, as the case may be, shall be required to sell all of his shares for a price determined in accordance with paragraph (a) of Section 3 hereof, upon the terms and conditions of Section 4 hereof. Additionally, a Shareholder may sell some or all of his shares to the Corporation while still in the full-time employ or service as a director of the Corporation or an Affiliate during the Corporation’s annual stock offering period, and the Corporation may purchase such shares as provided in Section 3, paragraph (a) and Section 4 of this Article VIII. If the Corporation does not exercise its right to purchase such shares, the ESOP shall have a secondary right to purchase such shares at a price and on the same terms and conditions applicable to the Corporation except as otherwise provided by law or in Section 5 hereof; provided however, that if the ESOP declines to exercise such right, the Shareholder may offer such shares to the other shareholders of the Corporation or a Subsidiary as provided in Section 6 of this Article VIII. If the Corporation or the ESOP should be prohibited from purchasing such shares under applicable law the other shareholders of the Corporation shall have the right (but not the obligation) to purchase such shares as provided in Section 6 of this Article VIII.

(b) Exception; Separate Agreement(s). Notwithstanding the provisions of paragraph (a), above, a retired or terminated employee or director of the Corporation or any Affiliate may continue to own and vote shares of the Corporation when such shares are subject to a separate written share redemption or purchase agreement made by the Corporation and such former employee.

Section 3. Price Upon Issuance/Sale or Redemption.

(a) Rule. Except as provided in paragraphs (a) and (c) of this Section 3, the price per share for all shares issued, sold, purchased or redeemed by the Corporation, the ESOP, or individual Shareholders, as the case may be, shall be an amount equal to the fair market value of such shares, as determined by an independent appraisal. For this purpose, the valuation of the shares shall be performed at least annually, and the price per share shall be based on the value established by the most recent completed appraisal, subject to applicable law. If no formal valuation is available, the Board of Directors shall establish a price, using such information as may be available to it. Any determination by the Board shall be conclusive and binding absent manifest computational error.

(b) Separate Agreements with retiring shareholders and directors subject to a buyout agreement approved by the Board according to Section 2(b) above, may not contain terms and conditions in conflict with these Bylaws as in effect on the date of such agreement.

(c) Restricted Shares. Restricted Shares granted pursuant to the Stock Ownership Plan shall have no redemption value prior to the scheduled vesting, except upon the death or full disability of the holder thereof. Upon the expiration of such restricted period such shares shall be deemed fully paid and shall be redeemable at a price determined in the manner provided in paragraph (a) of this Section 3. If the Recipient dies or is fully disabled prior to expiration of the restricted period, the Restricted Shares shall vest on a pro rata basis.

Section 4. Purchase by the Corporation, the ESOP, or Individual Shareholders.

(a) Payment Options. In any share redemption or purchase, the Corporation or the ESOP, as the case may be, shall have the option to pay the total sum due for the shares redeemed or purchased all in cash, or any portion in cash and the remainder in installments, or all in installments; provided however, that all of such payments shall be out of funds legally available for such purposes under applicable law. Said installment payments may be made quarterly, semi-annually, or annually. In any share purchase by an individual Shareholder or Shareholders, should both the Corporation and the ESOP not exercise their respective right of refusal as provided in Section 2(a) hereof, the total sum due shall be paid at the time of purchase all in cash.

(b) Installment Payments. Any sum the Corporation elects to pay in installments shall be paid to the Shareholder, or his heirs, beneficiaries, personal representative or guardian, as the case may be, over such period as the Board may determine, provided that such period shall not exceed five (5) years. Subject to applicable law, interest on installments paid by the Corporation shall be paid on any unpaid balance at the rate per annum equal to the Applicable Benchmark (as defined in the next sentence) plus 1% per annum, (but in no event in excess of the maximum interest rate allowable under applicable law). For purposes of this Section 4(b), “Applicable Benchmark” shall mean (i) the 12-month London InterBank Offered Rate or (ii) any other commonly accepted floating interest rate benchmark adopted by the Audit Committee of this Corporation, all as in effect from time to time. The initial rate shall be the rate in effect at the time of sale, and this rate shall be adjusted on December 31 of each year to the rate in effect at that time. All or any part of the unpaid balance may be prepaid in whole or in part at any time or times without penalty. These obligations shall be evidenced by a promissory note, on customary terms, including, without limitation, the right of set-off and the right to defer payments if funds are not available.

(c) Apportionment of Payments. In the event the Corporation is indebted to more than one former shareholder, or his guardian, or the heirs, beneficiaries, or personal representative of a deceased Shareholder, incident to the redemption of stock under this Article VIII, and there are insufficient funds to pay all such payments as they fall due, then, the Board shall apportion such funds as are, from time to time, available between/among such payments so due on a pro rata basis.

(d) Discretionary Powers of the Board. The Board shall neither be prohibited nor in any way limited or restricted from utilizing funds available for installment payment purposes for any corporate purposes, whatsoever, it being only required that, in all matters respecting the accumulation and/or disbursal of such funds, it consider what, in its judgment and discretion, will be in the best short and long term interests of the Corporation, the Shareholders, and any former Shareholders, or their guardians, or the heirs, beneficiaries, or personal representatives of deceased Shareholders to whom the Corporation may be indebted incident to the redemption of any shares under paragraph (a) of Section 2. Additionally, except as otherwise specifically provided in this Article VIII, when any provision of the Bylaws shall either explicitly or inferentially require interpretation, or when any such provision shall allow, permit or require discretionary action, the Board shall have full power and authority in its reasonable discretion to make such interpretation and/or to take such discretionary action as it deems proper. Provided, however, if a Shareholder, former Shareholder, or his guardian, or the heirs, beneficiaries or personal representative of a deceased Shareholder contend that the Board has not made every reasonable effort to make timely installment payments, as provided for under this paragraph (d), then such person or persons may bring an action (based upon but restricted to such contention) for specific performance in a court of competent jurisdiction.

Section 5. Delivery of Share Certificates.

(a) Rule. Upon payment of any cash, delivery of any note or upon acknowledgment by the Corporation of any sum to be paid in installments, the Shareholder, his guardian, or his heirs, beneficiaries, or personal representative, as the case may be, shall forthwith deliver the certificates representing such Shareholder’s shares to be sold to the Corporation, as the case may be. If the Corporation elects to pay the purchase price in installments, such number of shares as shall be represented by any cash payment (based on the redemption price per share) shall belong to the Corporation, without restriction or limitation; such number of shares as shall be represented by the sum to be paid in installment payments (based on the redemption price per share) shall be held in escrow by a person designated by the Directors, until the sum due for said shares is paid, except that if, as and when such sum is from time to time, reduced, shares representing each such reduction (based on the redemption price per share) shall become the property of the Corporation, without limitations or restrictions.

Section 6. Purchase by Shareholders. If, under applicable law, the Corporation is prohibited from redeeming shares (as provided in paragraph (a) of Section 2), or fails to exercise its right to purchase said shares and the ESOP is prohibited or does not exercise its right to purchase the shares, then the shares not so redeemed shall be offered to the Shareholders of the Corporation (at no more than the Corporation’s redemption price), each of whom shall then have the right (but not the obligation) for thirty (30) days from the date of such offer to purchase such shares. Each Shareholder shall have the opportunity to purchase a percentage of such shares equal to his proportionate ownership of all outstanding Class A shares, and a proportional share of all shares not purchased by other shareholders and each Shareholder’s right to purchase his proportionate percentage of such shares shall be assignable only to the other Shareholders.

Section 7. Amendments. The provisions of this Article VIII shall not be changed by amendment, except by vote of the holders of more than fifty percent (50%) of the shares entitled to vote thereon. No shares held in escrow shall be voted directly or indirectly or counted for the purposes of such vote.

ARTICLE IX

INDEMNIFICATION

Section 1. Right to Indemnification. Each person (including here and hereinafter, the heirs, executors, administrators, or estate of such person) (1) who is or was a director or officer of the Corporation or (2) who is or was serving at the request of the Corporation as its representative in the position of director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future law or by current or future judicial or administrative decision (but, in the case of any such future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to such legislation or decision), against any fine, liability, cost or expense, including attorneys’ fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee, or representative, or arising out of his status as such director, officer, agent, employee or representative.

Section 2. Advance of Costs, Charges and Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, upon receipt in the case of a director or officer, of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article, and upon satisfaction of such other conditions as are required by current or future legislation (but with respect to future legislation, only to the extent that is provides conditions less burdensome to the director, officer, employee, agent or representative, and to the Corporation, than those provided previously). Such cost, charges and expenses incurred by other employees, agents and representatives may be so paid upon such terms and conditions, if any, as the Board deems appropriate. The Board may, in the manner set forth above, and upon approval of such director, officer, employee, agent or representative of the Corporation, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

Section 3. Procedure for Indemnification. Any indemnification or advance of costs, charges and expenses under this Article shall be made promptly, and in any event within 60 days, upon the written request of the director, officer, employee, agent or representative. The right to indemnification or advances as granted by this Article shall be enforceable by the director, officer, employee, agent or representative in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action that the claimant has not met the applicable standard of conduct, if any, required as a prerequisite to such indemnification or advances under the FBCA, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board or a committee thereof, its independent legal counsel, and its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct, nor the fact that there has been an actual determination by the Corporation (including the Board or a committee thereof, its independent legal counsel, and its Shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Other Rights: Continuance of Right to Indemnification. The indemnification or advance of costs, charges and expenses provided by this Article shall not be deemed exclusive of any other or future rights to which a person seeking indemnification may be entitled under any law (common or statutory), agreement, vote of Shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification or advance of costs, charges and expenses under this Article shall be deemed to be a contract between the Corporation and each director, officer, employee, agent or representative of the Corporation described in Section 1 of this Article who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the General Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee, agent or representative or the obligations of the Corporation arising hereunder.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

Section 6. Constituent Corporations. For the purposes of this Article, references to “the Corporation” includes all of our subsidiaries and the constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of one of our subsidiaries or a constituent corporation or is or was serving at the request of one of our subsidiaries or a constituent corporation as a director, officer, employee or agent of another corporation shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

Section 7. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer, and each employee, agent and representative of the

Corporation described in Section 1 of this Article, as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by an applicable portion of this Article that shall not have been invalidated to the full extent permitted by applicable law.

ARTICLE X

MISCELLANEOUS

Section 1. Seal. The Board shall provide a corporate seal which shall be in the form of a circle and shall bear the name of the Corporation and words and figures showing that the Corporation was incorporated in the State of Florida and the year of incorporation. Said seal may be embossed or rubber stamp or both.

It shall not be necessary to the validity of any instrument executed by any authorized officer or officers of the Corporation that the execution of such instrument be evidenced by the corporate seal and all documents, instruments, contracts and writing of all kinds signed on behalf of the Corporation by any authorized officer or officers shall be as effective and binding on the Corporation without the corporate seal as if the execution of the same had been evidenced by affixing the corporate seal thereto.

Section 2. Waiver of Notices. Whenever notice is required to be given by these Bylaws or by law, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein, and such waiver shall be deemed equivalent to notice.

Section 3. Fiscal Year. The fiscal year of the Corporation shall begin the first day of October in each year.

Section 4. Amendments. Subject to the provisions of the Articles of Incorporation, these Bylaws and applicable law, these Bylaws or any of them may be amended or repealed and new Bylaws may be adopted by (i) the vote of the holders of not less than a majority of the total voting power of all outstanding shares of voting stock of the Corporation in an annual meeting of shareholders, without previous notice, or at any special meeting of shareholders, provided that notice of such proposed amendment, repeal or adoption is given in the notice of special meeting or (ii) resolution of the Board of Directors.

HISTORY OF AMENDMENTS

1/28/89

R 3/8/89

R 1/9/93

R 1/7/95

A 1/31/03 Eliminate part-time employees as shareholders except by consent of Board of Directors Article VIII

A 1/21/04 Various provisions: Art. II, Sec. 5; Art. III, Sec 14; Art. IV, Secs 4 & 5; Art. V, Sec 5 (new); Art. VIII, Secs 1-4; and 6

A 1/28/05 Art. VIII, Sections 1 & 2

Amended November 3, 2007

Amended January 19, 2008

Amended February 11, 2010